Exhibit 7.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed China TMK Battery Systems Inc.’s Form 8-K dated May 18, 2010 and are in agreement with management’s determination that the financial statements included in the Company’s Form S-1 and Form 8-K/A for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission on May 11, 2010 and May 12, 2010, respectively, contains errors and should not be relied upon. We also agree with the Company’s decision to restate the Statement of Cash Flows included in these filings.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

May 18, 2010